Exhibit 99.1

FOR IMMEDIATE RELEASE

Largest Grocery Chain in U.S. Adds CELSIUS® Nationwide

Initial Launch to Over 1,100 Stores in Beverage Aisle and End-Cap Displays

BOCA RATON, FL, October 8, 2019 /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced further expansion into the grocery channel as it strengthens its partnership with Kroger, the largest U.S. grocery store chain, in over 1,100 locations nationwide. The first placements began in the second quarter of 2019, with current availability across all 1,100 stores. Product placement includes both the beverage aisle and large end-cap displays to highlight continued expansion throughout the chain.

“Celsius continues to rapidly expand across all channels of trade and with this new marquee customer, we are now in approximately 7,000 grocery stores nationwide,” commented John Fieldly, President and Chief Executive Officer of Celsius Holdings, Inc. “In addition to our outpaced growth in this channel, product placement has also expanded from the traditional diet and nutrition aisle to higher volume locations in the energy set, cold cooler front checkout and end-cap displays with additional flavors.”

Fieldly continued, “Spins based brand performance in the Grocery (MULU) channel for Celsius over the past 52 weeks through 09/08/19, demonstrates tremendous momentum in this channel with over 110% growth in the past year. In addition, we have increased our total ACV from 15% to 24% over the past 52 weeks in the grocery channel with a 32% growth rate in same store sales.”

The expansion into Kroger branded stores comes off the success Celsius has achieved in several of their separately branded subsidiary grocery chains. Kroger will initially carry between 4-7 flavors of CELSIUS® depending on the regional location of the store.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five ~~four~~ beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia and the newest CELSIUS BCAA®’s CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

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